                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                            (AMENDMENT NO. _______)(1)


                          RHYTHMS NETCONNECTIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    762430205
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        / /   Rule 13d-1(b)

        / /   Rule 13d-1(c)

        /X/   Rule 13d-1(d)

______________________

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 762430205                   13G                   Page 2 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII") 77-0431351
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/

-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
     NUMBER OF                                                                0
      SHARES                ---------------------------------------------------
   BENEFICIALLY               6     SHARED VOTING POWER
     OWNED BY                                                         5,650,391
       EACH                 ---------------------------------------------------
     REPORTING                7     SOLE DISPOSITIVE POWER
    PERSON WITH                                                               0
                            ---------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                                                      5,650,391
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       5,650,391
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            7.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                              PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 762430205                   13G                   Page 3 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
                  ("KPCB VIII ASSOCIATES") 94-3240818
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /  (b) /X/

--------------------------------------------------------------------------------
     3       SEC USE only

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER                          0

                             ---------------------------------------------------
                              6     SHARED VOTING POWER
                                    6,092,022 shares of which 5,650,391
     NUMBER OF                      shares are directly held by KPCB VIII and
      SHARES                        441,631 shares are directly held by KPCB
   BENEFICIALLY                     VIII Founders Fund, L.P., a California
     OWNED BY                       limited partnership ("KPCB VIII FF").
       EACH                         KPCB VIII Associates is the general
     REPORTING                      partner of KPCB VIII and KPCB VIII FF.
    PERSON WITH              ---------------------------------------------------
                              7     SOLE DISPOSITIVE POWER                     0
                             ---------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    6,092,022 shares of which 5,650,391
                                    shares are directly held by KPCB VIII and
                                    441,631 shares are directly held by KPCB
                                    VIII FF. KPCB VIII Associates is the
                                    general partner of KPCB VIII and KPCB
                                    VIII FF.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       6,092,022
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            7.9%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                              PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 762430205                   13G                   Page 4 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BROOK H. BYERS
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE only
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
                                    135,786 shares of which 96,215 shares are
                                    held directly and 39,571 are held by trusts
                                    of which Mr. Byers is the trustee. Mr. Byers
                                    disclaims beneficial ownership of the shares
                                    held by the trusts.
                            ---------------------------------------------------
                              6     SHARED VOTING POWER
                                    6,217,350 shares of which 5,650,391 shares
                                    are directly held by KPCB VIII, 116,966
                                    shares are directly held by KPCB Information
                                    Sciences Zaibatsu Fund II, L.P., a
                                    California limited partnership ("KPCB ZF
                                    II"), and 441,631 shares are directly held
                                    by KPCB VIII FF. KPCB VIII Associates is the
                                    general partner of KPCB VIII and KPCB VIII
                                    FF. KPCB VII Associates, L.P., a California
                                    limited partnership ("KPCB VII Associates"),
                                    is the general partner of KPCB ZF II. Mr.
                                    Byers is a general partner of KPCB VIII
                                    Associates and KPCB VII Associates. Mr.
     NUMBER OF                      Byers disclaims beneficial ownership of the
      SHARES                        shares held directly by KPCB VIII, KPCB VIII
   BENEFICIALLY                     FF and KPCB ZF II.
     OWNED BY               ---------------------------------------------------
       EACH                   7     SOLE DISPOSITIVE POWER
     REPORTING                      135,786 shares of which 96,215 shares are
    PERSON WITH                     held directly and 39,571 are held by trusts
                                    of which Mr. Byers is the trustee. Mr. Byers
                                    disclaims beneficial ownership of the shares
                                    held by the trusts.
                            ---------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    6,217,350 shares of which 5,650,391 shares
                                    are directly held by KPCB VIII, 116,966
                                    shares are directly held by KPCB ZF II, and
                                    441,631 shares are directly held by KPCB
                                    VIII FF. KPCB VIII Associates is the general
                                    partner of KPCB VIII and KPCB VIII FF. KPCB
                                    VII Associates is the general partner of
                                    KPCB ZF II. Mr. Byers is a general partner
                                    of KPCB VIII Associates and KPCB VII
                                    Associates. Mr. Byers disclaims beneficial
                                    ownership of the shares held directly by
                                    KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     6,344,774
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          8.2%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 762430205                   13G                   Page 5 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KEVIN R. COMPTON
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                        83,845
                            ----------------------------------------------------

                                6      SHARED VOTING POWER
                                       6,208,988 shares of which 5,650,391
                                       shares are directly held by KPCB VIII,
                                       116,966 shares are directly held by KPCB
                                       ZF II, and 441,631 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Compton is a general partner
                                       of KPCB VIII Associates and KPCB VII
                                       Associates. Mr. Compton disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and
     NUMBER OF                         KPCB ZF II.
      SHARES                ----------------------------------------------------
   BENEFICIALLY                 7      SOLE DISPOSITIVE POWER
     OWNED BY                                                           83,845
       EACH                 ----------------------------------------------------
     REPORTING                  8      SHARED DISPOSITIVE POWER
    PERSON WITH                        6,208,988 shares of which 5,650,391
                                       shares are directly held by KPCB VIII,
                                       116,966 shares are directly held by KPCB
                                       ZF II, and 441,631 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Compton is a general partner
                                       of KPCB VIII Associates and KPCB VII
                                       Associates. Mr. Compton disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     6,292,833
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                        / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          8.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 762430205                   13G                   Page 6 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   L. JOHN DOERR
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
                                    124,550 shares of which 116,188 shares are
                                    held directly and 8,362 are held by trusts
                                    of which Mr. Doerr is the trustee. Mr. Doerr
                                    disclaims beneficial ownership of the shares
                                    held by the trusts.
                            ----------------------------------------------------
                              6     SHARED VOTING POWER
                                    6,208,988 shares of which 5,650,391 shares
                                    are directly held by KPCB VIII, 116,966
                                    shares are directly held by KPCB ZF II, and
                                    441,631 shares are directly held by KPCB
                                    VIII FF. KPCB VIII Associates is the general
                                    partner of KPCB VIII and KPCB VIII FF. KPCB
                                    VII Associates is the general partner of
                                    KPCB ZF II. Mr. Doerr is a general partner
                                    of KPCB VIII Associates and KPCB VII
                                    Associates. Mr. Doerr disclaims beneficial
                                    ownership of the shares held directly by
                                    KPCB VIII, KPCB VIII FF and KPCB ZF II.
     NUMBER OF              ----------------------------------------------------
      SHARES                  7     SOLE DISPOSITIVE POWER
   BENEFICIALLY                     124,550 shares of which 116,188 shares are
     OWNED BY                       held directly and 8,362 are held by trusts
       EACH                         of which Mr. Doerr is the trustee. Mr. Doerr
     REPORTING                      disclaims beneficial ownership of the shares
    PERSON WITH                     held by the trusts.
                            ----------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    6,208,988 shares of which 5,650,391 shares
                                    are directly held by KPCB VIII, 116,966
                                    shares are directly held by KPCB ZF II, and
                                    441,631 shares are directly held by KPCB
                                    VIII FF. KPCB VIII Associates is the general
                                    partner of KPCB VIII and KPCB VIII FF. KPCB
                                    VII Associates is the general partner of
                                    KPCB ZF II. Mr. Doerr is a general partner
                                    of KPCB VIII Associates and KPCB VII
                                    Associates. Mr. Doerr disclaims beneficial
                                    ownership of the shares held directly by
                                    KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     6,333,538
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          8.2%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 762430205                   13G                   Page 7 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   WILLIAM R. HEARST III
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
                                                                        88,473
                            ---------------------------------------------------
                              6     SHARED VOTING POWER
                                    6,208,988 shares of which 5,650,391 shares
                                    are directly held by KPCB VIII, 116,966
                                    shares are directly held by KPCB ZF II, and
                                    441,631 shares are directly held by KPCB
                                    VIII FF. KPCB VIII Associates is the general
                                    partner of KPCB VIII and KPCB VIII FF. KPCB
                                    VII Associates is the general partner of
                                    KPCB ZF II. Mr. Hearst is a general partner
                                    of KPCB VIII Associates and KPCB VII
                                    Associates. Mr. Hearst disclaims beneficial
                                    ownership of the shares held directly by
                                    KPCB VIII, KPCB VIII FF and KPCB ZF II.
     NUMBER OF              ---------------------------------------------------
      SHARES                  7     SOLE DISPOSITIVE POWER
   BENEFICIALLY                                                         88,473
     OWNED BY               ---------------------------------------------------
       EACH                   8     SHARED DISPOSITIVE POWER
     REPORTING                      6,208,988 shares of which 5,650,391 shares
    PERSON WITH                     are directly held by KPCB VIII, 116,966
                                    shares are directly held by KPCB ZF II, and
                                    441,631 shares are directly held by KPCB
                                    VIII FF. KPCB VIII Associates is the general
                                    partner of KPCB VIII and KPCB VIII FF. KPCB
                                    VII Associates is the general partner of
                                    KPCB ZF II. Mr. Hearst is a general partner
                                    of KPCB VIII Associates and KPCB VII
                                    Associates. Mr. Hearst disclaims beneficial
                                    ownership of the shares held directly by
                                    KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     6,297,461
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                        / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          8.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 762430205                   13G                   Page 8 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
                                    104,577 shares of which 103,705 shares are
                                    held directly and 872 are held by trusts of
                                    which Mr. Khosla is the trustee. Mr. Khosla
                                    disclaims beneficial ownership of the shares
                                    held by the trusts.
                            ----------------------------------------------------
                              6     SHARED VOTING POWER
                                    6,208,988 shares of which 5,650,391 shares
                                    are directly held by KPCB VIII, 116,966
                                    shares are directly held by KPCB ZF II, and
                                    441,631 shares are directly held by KPCB
     NUMBER OF                      VIII FF. KPCB VIII Associates is the general
      SHARES                        partner of KPCB VIII and KPCB VIII FF. KPCB
   BENEFICIALLY                     VII Associates is the general partner of
     OWNED BY                       KPCB ZF II. Mr. Khosla is a general partner
       EACH                         of KPCB VIII Associates and KPCB VII
     REPORTING                      Associates. Mr. Khosla disclaims beneficial
    PERSON WITH                     ownership of the shares held directly by
                                    KPCB VIII, KPCB VIII FF and KPCB ZF II.
                            ----------------------------------------------------
                              7     SOLE DISPOSITIVE POWER
                                    104,577 shares of which 103,705 shares are
                                    held directly and 872 are held by trusts of
                                    which Mr. Khosla is the trustee. Mr. Khosla
                                    disclaims beneficial ownership of the shares
                                    held by the trusts.
                            ----------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    6,208,988 shares of which 5,650,391 shares
                                    are directly held by KPCB VIII, 116,966
                                    shares are directly held by KPCB ZF II, and
                                    441,631 shares are directly held by KPCB
                                    VIII FF. KPCB VIII Associates is the general
                                    partner of KPCB VIII and KPCB VIII FF. KPCB
                                    VII Associates is the general partner of
                                    KPCB ZF II. Mr. Khosla is a general partner
                                    of KPCB VIII Associates and KPCB VII
                                    Associates. Mr. Khosla disclaims beneficial
                                    ownership of the shares held directly by
                                    KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     6,313,565
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          8.2%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 762430205                   13G                   Page 9 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JOSEPH S. LACOB
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
--------------------------------------------------------------------------------

                   UNITED STATES
--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
                                                                        92,205
                            ----------------------------------------------------
                              6     SHARED VOTING POWER
                                    6,208,988 shares of which 5,650,391 shares
                                    are directly held by KPCB VIII, 116,966
                                    shares are directly held by KPCB ZF II, and
                                    441,631 shares are directly held by KPCB
                                    VIII FF. KPCB VIII Associates is the general
                                    partner of KPCB VIII and KPCB VIII FF. KPCB
                                    VII Associates is the general partner of
     NUMBER OF                      KPCB ZF II. Mr. Lacob is a general partner
      SHARES                        of KPCB VIII Associates and KPCB VII
   BENEFICIALLY                     Associates. Mr. Lacob disclaims beneficial
     OWNED BY                       ownership of the shares held directly by
       EACH                         KPCB VIII, KPCB VIII FF and KPCB ZF II.
     REPORTING              ----------------------------------------------------
    PERSON WITH               7     SOLE DISPOSITIVE POWER
                                                                        92,205
                            ----------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    6,208,988 shares of which 5,650,391 shares
                                    are directly held by KPCB VIII, 116,966
                                    shares are directly held by KPCB ZF II, and
                                    441,631 shares are directly held by KPCB
                                    VIII FF. KPCB VIII Associates is the general
                                    partner of KPCB VIII and KPCB VIII FF. KPCB
                                    VII Associates is the general partner of
                                    KPCB ZF II. Mr. Lacob is a general partner
                                    of KPCB VIII Associates and KPCB VII
                                    Associates. Mr. Lacob disclaims beneficial
                                    ownership of the shares held directly by
                                    KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     6,301,193
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          8.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 762430205                   13G                   Page 10 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   DOUGLAS J. MACKENZIE
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE only
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
                                                                        85,845
                            ----------------------------------------------------
                              6     SHARED VOTING POWER
                                    6,208,988 shares of which 5,650,391 shares
                                    are directly held by KPCB VIII, 116,966
                                    shares are directly held by KPCB ZF II, and
                                    441,631 shares are directly held by KPCB
                                    VIII FF. KPCB VIII Associates is the general
                                    partner of KPCB VIII and KPCB VIII FF. KPCB
                                    VII Associates is the general partner of
                                    KPCB ZF II. Mr. Mackenzie is a general
     NUMBER OF                      partner of KPCB VIII Associates and KPCB VII
      SHARES                        Associates. Mr. Mackenzie disclaims
   BENEFICIALLY                     beneficial ownership of the shares held
     OWNED BY                       directly by KPCB VIII, KPCB VIII FF and KPCB
       EACH                         ZF II.
     REPORTING              ----------------------------------------------------
    PERSON WITH               7     SOLE DISPOSITIVE POWER
                                                                        85,845
                            ----------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    6,208,988 shares of which 5,650,391 shares
                                    are directly held by KPCB VIII, 116,966
                                    shares are directly held by KPCB ZF II, and
                                    441,631 shares are directly held by KPCB
                                    VIII FF. KPCB VIII Associates is the general
                                    partner of KPCB VIII and KPCB VIII FF. KPCB
                                    VII Associates is the general partner of
                                    KPCB ZF II. Mr. Mackenzie is a general
                                    partner of KPCB VIII Associates and KPCB VII
                                    Associates. Mr. Mackenzie disclaims
                                    beneficial ownership of the shares held
                                    directly by KPCB VIII, KPCB VIII FF and KPCB
                                    ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     6,294,833
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES / /*                                                   / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          8.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 11 of 15 Pages

     ITEM 1(a)       NAME OF ISSUER:

                     Rhythms NetConnections, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                     6933 South Revere Parkway
                     Englewood, CO 80112-3931

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VIII Associates are set forth on Exhibit B hereto. In addition, certain general partners of KPCB VIII Associates are also general partners of KPCB VII Associates.

                     KPCB VIII Associates is general partner to KPCB VIII and KPCB VIII FF. KPCB VII Associates is general partner to KPCB ZF II.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     762430205

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VIII, KPCB VIII FF and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Rhythms NetConnections, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2000

BROOK H. BYERS                               KPCB VIII ASSOCIATES, L.P., A
KEVIN R. COMPTON                             CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE

Signature:      /s/ Michael S. Curry         Signature:  /s/ Brook H. Byers
                ------------------------               -------------------------
                Michael S. Curry                        Brook H. Byers
                Attorney-in-Fact                        A General Partner

                                             KLEINER PERKINS CAUFIELD & BYERS
                                             VIII, L.P., A CALIFORNIA LIMITED
                                             PARTNERSHIP

                                             By KPCB VIII Associates, L.P.,
                                             a California Limited Partnership,
                                             its General Partner

                                             Signature:  /s/ Brook H. Byers
                                                       -------------------------
                                                        Brook H. Byers
                                                        A General Partner

                                  EXHIBIT INDEX

                                                                        FOUND ON SEQUENTIALLY
EXHIBIT                                                                     NUMBERED PAGE
-------                                                                 ---------------------

Exhibit A:  Agreement of Joint Filing                                            14
Exhibit B:  List of General Partners of KPCB VIII Associates                     15


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2000, containing the information required by Schedule 13G, for the Shares of Rhythms NetConnections, Inc., held by Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 14, 2000

BROOK H. BYERS                               KPCB VIII ASSOCIATES, L.P., A
KEVIN R. COMPTON                             CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE

Signature:      /s/ Michael S. Curry         Signature:  /s/ Brook H. Byers
                ------------------------               ------------------------
                Michael S. Curry                       A General Partner
                Attorney-in-Fact

                                             KLEINER PERKINS CAUFIELD & BYERS
                                             VIII, L.P., A CALIFORNIA LIMITED
                                             PARTNERSHIP

                                             By KPCB VIII Associates, L.P., a
                                             California Limited Partnership, its
                                             General Partner

                                             Signature:  /s/ Brook H. Byers
                                                        ------------------------
                                                         Brook H. Byers
                                                         A General Partner

                                    EXHIBIT B

                               GENERAL PARTNERS OF
             KPCB VIII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

         Set forth below, with respect to each general partner of KPCB VIII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a) Brook H. Byers*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

2.   (a) Kevin R. Compton*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

3.   (a) L. John Doerr*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

4.   (a) William R. Hearst III*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

5.   (a) Vinod Khosla*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

6.   (a) Joseph S. Lacob*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

7.   (a) Douglas J. Mackenzie*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen


* Listed individual is also a general partner of KPCB VII Associates, L.P., a California limited partnership.